EXHIBIT 99.1

Southern National Bancorp Reports 3rd Quarter After Tax Profit of $214 Thousand

MCLEAN, Va., Oct. 20, 2009 (GLOBE NEWSWIRE) -- Southern National Bancorp of Virginia Inc. (Nasdaq:SONA) announced today that net income was $214 thousand during the quarter ended September 30, 2009.

The third quarter of 2009 was marked by a number of positive factors partially offset by a material negative factor.

The positive factors were as follows:

  --  Our net interest margin was 3.89% compared to 3.51% last quarter, 3.12% during the first quarter of 2009 and 3.12%
      during the third quarter a year ago.
  --  We closed the previously announced transaction which included the assumption of approximately $26.6 million in Millennium
      Bank's Warrenton Branch's deposits and the purchase of
      approximately $23.6 million of selected loans from Millennium
      Bank as a whole. Our signs went up as of September 28th and we are operating the branch as a branch of Sonabank.
  --  Credit quality remained stable with non-performing assets and loans past due 90 days to total assets at 1.44% compared to
      1.31% last quarter.

The negative factor was an additional other than temporary impairment ("OTTI") of $1.0 million before tax relating to our trust preferred securities due to continued deterioration during the quarter in the underlying collateral in four of the issues we own. Four banks rated above 100 by IDC deferred payments and interestingly, three of them had been recipients of TARP funding. Three of the issues we own had previously been subject to OTTI's in the second quarter, and the new deferrals increased the amount of the OTTI related to two of those issues. Three other issues experienced new OTTI's during the quarter. The details are outlined in the chart contained later in this press release.

The net income during the third quarter of 2009 of $214 thousand compared to a loss of $757 thousand in the third quarter of 2008. Both quarters were adversely affected by OTTIs. This quarter the pretax impairment charge was $1.0 million and was related to our holdings of trust preferred securities. The impairment charge in the third quarter of 2008 was $1.3 million and related to the Freddie Mac perpetual preferred stock owned by the Company, as illustrated in the table below.

Earnings after taxes for the first three quarters of 2009 were $763 thousand compared to $194 thousand during the period in 2008.

Net interest income was $4.0 million during the third quarter of 2009 compared to $3.5 million during the second quarter and to $3.1 million during the third quarter of 2008. Net interest income for the first three quarters of 2009 was $10.5 million compared to $9.2 million during the same period last year. The interest rate headwinds we described in the first quarter have largely subsided.

Noninterest income was $99 thousand during the third quarter of 2009, compared to noninterest loss of $776 thousand during the same quarter of the prior year. The noninterest income (loss) in the third quarter of 2009 and 2008 consisted of the following (in thousands):

                                                   2009        2008
                                                ----------------------
 OTTI on securities*                            $ (1,022)    $ (1,345)
 Gain on sale of securities                          148          111
 Gain on sale of SBA loans                           155          107
 Net 141R gains related to
  Millennium transactions                            423            -
 Gain on sale of other assets                         56           39
 Account maintenance and deposit
  service fees                                       171          133
 Income from bank-owned life insurance               144          148
 Other                                                24           31
                                                ----------------------
                                                    $ 99       $ (776)
                                                ======================

 *   OTTI on trust preferred securities in 2009; OTTI on FHLMC
     preferred stock in 2008.

In the third quarter of 2008 the noninterest loss was largely attributable to an OTTI charge on Freddie Mac Perpetual Preferred stock.

Total noninterest expenses were $2.6 million during the quarter ended September 30, 2009 up from $2.3 million during the same quarter in 2008. The increase was in part attributable to approximately $93 thousand in expenses related to the Millennium branch acquisition as well as in increase in FDIC assessments of $97 thousand. The efficiency ratio improved to 60.9% during the third quarter of 2009, from 68.4% during the comparable quarter in 2008.

Total assets of Southern National Bancorp of Virginia were $462.1 million as of September 30, 2009 up from $431.9 million as of December 31, 2008. Net loans receivable grew from $298.0 million at the end of 2008 to $341.4 million at September 30, 2009.

Loan Portfolio

The composition of our loan portfolio consists of the following at September 30, 2009 and December 31, 2008 (in thousands):

                                                Sept. 30,     Dec. 31,
                                                   2009        2008
                                                ---------    ---------
 Mortgage loans on real estate:
  Commercial                                    $ 144,624    $ 104,866
  Construction loans to residential
   builders                                         5,283        4,752
  Other construction and land loans                42,692       51,836
  Residential 1-4 family                           61,057       60,376
  Multi- family residential                        10,801        5,581
  Home equity lines of credit                      10,790       11,509
                                                ---------    ---------
   Total real estate loans                        275,247      238,920

 Commercial loans                                  68,518       60,820
 Consumer loans                                     3,026        3,074
                                                ---------    ---------
    Gross loans                                   346,791      302,814

 Less unearned income on loans                       (559)        (548)
                                                ---------    ---------
 Loans, net of unearned income                  $ 346,232    $ 302,266
                                                =========    =========

Virtually all of the growth in the loan portfolio during the third quarter of 2009 was attributable to the purchase of loans in the Millennium transaction. Organic growth was offset by the sale of $2.1 million in guaranteed portions of SBA loans, a $1.5 million foreclosure sale of a commercial property and residential foreclosures on three properties aggregating $603 thousand.

Nonperforming assets increased from $5.7 million (1.31% of assets) at June 30, 2009 to $6.7 million (1.44% of assets) at September 30, 2009. The change in the balance is primarily the result of the following:

  --  The collateral securing the owner occupied $1.5 million commercial real estate loan which was put on non-accrual
      last quarter was sold at auction at a small gain during the quarter. At quarter end we put a $2.4 million owner occupied commercial real estate loan on non-accrual. The owner
      continues to operate the facility, but at this time is only able to make partial payments. The appraised value of the real estate was $4.6 million as of the last appraisal in November
      2007.

  --  The bulk of our other real estate owned balance continues to be comprised of one property, which contains 33 finished 2 to 4 acre lots in Culpeper. There are no new developments on that property. In addition, we own three residential properties taken in foreclosures with an aggregate carrying value of $547 thousand which are being actively marketed.

The provision for loan losses during the three month period ending September 30, 2009 was $1.2 million and net charge offs were $878 thousand resulting in an increase in the allowance for loan losses of $300 thousand. The charge offs during the quarter related primarily to one commercial and industrial loan which has been almost completely written off. In addition, we charged off small amounts on a number of residential mortgages. During the comparable quarter in 2008 the provision for loan losses was $500 thousand and net charge offs were $389 thousand.

The ratio of the allowance for loan losses to total loans is 1.41% as of September 30, 2009.

The Securities Portfolio

Sonabank owns a portfolio of trust preferred securities. These securities have been adversely affected by the continued deterioration of some sectors of the banking system which have resulted in increased deferrals and defaults in the underlying collateral.

In performing a detailed cash flow analysis of each security, Sonabank works with independent third parties to identify its best estimate of the cash flow estimated to be collected. If this estimate results in a present value of expected cash flows that is less than the amortized cost basis of a security (that is, credit loss exists), an OTTI is considered to have occurred. If there is no credit loss, any impairment is considered temporary. The cash flow analysis we performed included the following assumptions:

  --  We assume that all of the issuers rated 1 by IDC Financial
      Publishing that have not already defaulted or deferred will default or defer immediately with 100% loss, except for one issuer that has received TARP funding. On one security, TPREF
      Funding II which has a minimal cushion, we have assumed an additional $10 million in defaults which results in an OTTI.
  --  We assume that annual defaults for the remaining life of each security will be 37.5 basis points. According to FTN
      Financial: "The FDIC lists the number of bank failures each year from 1934-2008. Comparing bank failures to the number of
      FDIC institutions produces an annual average default rate of 36 basis points."
  --  We assume recoveries ranging from 0% to 75% on deferrals after two years depending on the IDC rating of the deferring entity.
  --  We assume no prepayments for 10 years and then 1% per annum for the remaining life of the security. According to FTN
      Financial: "Prepayments were common in 2006 and 2007 when
      issuers were able to refinance into lower cost borrowings. That was a much different environment than today and most parties expect prepayments to be very low absent a change in credit conditions."
  --  Our securities have been modeled using the above assumptions by Sandler O'Neill or Sterne Agee using the forward LIBOR
      curve plus original spread to discount projected cash flows to present values.

At the end of the second quarter of 2009, management's analysis deemed three of the ten securities we own other than temporarily impaired. The cash flow analysis in the second quarter indicated that one security, ALESCO XV C1 would probably experience significant credit losses. Two others, ALESCO V C1 and ALESCO XVI C, would probably experience minor credit losses. We booked second quarter OTTI charges accordingly. In the third quarter of 2009 our analysis indicated that we would incur OTTI charges on three additional securities: MMC Funding XVIII, TRAP 2007 - XIII D and TPREF Funding II.

The results were as follows (in thousands):

                                  Ratings
                     Tranche   When Purchased      Current Ratings
     Security         Level   Moody's    Fitch    Moody's    Fitch
 ------------------------------------------------------------------
 Investment Grade:
 ALESCO VII  A1B      Senior      Aaa       AAA        A3        AA
 MMCF II B        Senior Sub       A3        AA-     Baa2       BBB
 MMCF III B       Senior Sub       A3         A-     Baa3         B

 Other:
 TRAP 2007-XII C1  Mezzanine       A3         A        Ca        CC

 Other Than
  Temporarily
  Impaired:
 TPREF FUNDING II  Mezzanine       A1         A-     Caa3        CC
 TRAP 2007-XIII D  Mezzanine       NR         A-       NR         C
 MMC FUNDING
  XVIII            Mezzanine       A3         A-       Ca         C
 ALESCO V C1       Mezzanine       A2         A        Ca        CC
 ALESCO XV C1      Mezzanine       A3         A-       Ca        CC
 ALESCO XVI  C     Mezzanine       A3         A-       Ca        CC

                                                        Estimated
                                                           Fair
    Security         Par Value        Book Value          Value
 -----------------------------------------------------------------
 Investment Grade:                 (in thousands)
  ALESCO VII  A1B     $ 8,792           $ 7,802           $ 6,506
  MMCF II B               583               533               484
  MMCF III B              709               692               369
                      --------------------------------------------
                       10,084             9,027             7,359
                      --------------------------------------------
  Other:
  TRAP 2007-XII C1      2,012             1,422               282
                      --------------------------------------------
  Other Than
   Temporarily
   Impaired:
  TPREF FUNDING II      1,500               522               522
  TRAP 2007-XIII D      2,023               142               142
  MMC FUNDING XVIII     1,025                99                99
  ALESCO V C1           2,000               704               640
  ALESCO XV C1          3,032               212               212
  ALESCO XVI  C         2,021               424               424
                      --------------------------------------------
                       11,601             2,103             2,039
                      --------------------------------------------

  Total               $23,697           $12,552           $ 9,680
                      ============================================

                                                      Sandler
                                                     O'Neill(a)
                                                   Sterne Agee(b)
                                    % of Current     Estimated
                                    Defaults and    Incremental
                      Current        Deferrals        Defaults
                    Defaults and     to Current     Required to
    Security         Deferrals       Collateral    Break Yield(1)
 ----------------------------------------------------------------
  Investment Grade:
  ALESCO VII  A1B     $132,556               21%       $288,348 b
  MMCF II B             34,000               26%         16,900 a
  MMCF III B            10,000                8%         30,200 a

  Other:
  TRAP 2007-XII C1     118,250               24%         40,860 b

  Other Than
   Temporarily
   Impaired:
  TPREF FUNDING II     114,000               33%          2,200 a
  TRAP 2007-XIII D     158,250               21%             -- b
  MMC FUNDING XVIII    100,500               30%             -- a
  ALESCO V C1           70,942               21%            272 b
  ALESCO XV C1         180,250               27%             -- b
  ALESCO XVI  C        126,250               25%             -- b

                   Previously
                   Recognized
                   Cumulative
                      Other
                  Comprehensive
    Security         Loss(2)
 ----------------------------
 Investment Grade:
 ALESCO VII  A1B      $   332
 MMCF II B                 50
 MMCF III B                17
                      -------
                      $   399
                      =======
 Other:
 TRAP 2007-XII C1     $   590
                      =======

                    Cumulative        Previously        Current
 Other Than            Other          Recognized        Quarter
  Temporarily      Comprehensive   OTTI Related to  OTTI Related to
  Impaired:           Loss(3)       Credit Loss(3)   Credit Loss(3)
                  -------------------------------------------------
  TPREF FUNDING II    $   922           $    --           $    56
  TRAP 2007-XIII D      1,800                --                81
  MMC FUNDING
   XVIII                  605                --               321
  ALESCO V C1           1,293                 3                --
  ALESCO XV C1          1,577               799               444
  ALESCO XVI  C         1,416                61               120
                  -------------------------------------------------
                      $ 7,613           $   863           $ 1,022
                  -------------------------------------------------

 (1) A break in yield for a given tranche means that
     defaults/deferrals have reached such a level that the tranche would not receive all of its contractual cash flows (principal and interest) by maturity (so not just a temporary interest shortfall, but an actual loss in yield on the investment). In other words, the magnitude of the defaults/deferrals has depleted all of the credit enhancement (excess interest and
     over-collateralization) beneath the given tranche. This
     represents additional defaults beyond those currently existing.
 (2) Pre-tax, and represents unrealized losses at date of transfer from available-for-sale to held-to-maturity
 (3) Pre-tax

Sonabank also owns the following securities:

  --  $41.7 million of FNMA and FHLMC mortgage-backed securities.
      Since the conservatorship, these securities carry the full faith and credit of the U.S. Government. As of September 30,
      2009, the fair market value of these securities was $42.9
      million.

  --  We also own $2.1 million of SARM 2005-22 1A2. This residential collateralized mortgage obligation was downgraded from B to
      CCC by Standard and Poors in September 2009, and it was
      downgraded from BBB to CC by Fitch in August 2009. This
      security was originated in 2005. The average FICO score of the underlying loans at origination was 748. As of September 30,
      2009, delinquencies of more than 60 days, foreclosures and REO totaled 30.3% compared to 27.5% at June 30, 2009. Credit
      support is 11.78 compared to 14 when originally issued, which provides coverage of 1.19 times projected losses in the
      collateral. The fair market value is $1.3 million.  We have evaluated this security for potential impairment and, based on our review of the trustee report, shock analysis and current information regarding delinquencies, nonperforming loans and credit support, determined that an OTTI does not exist as of
      September 30, 2009.

  --  We own 55,000 shares of the Freddie Mac perpetual preferred stock Series V.  The fair value of the shares we still own at
      September 30, 2009 was $91 thousand.

Deposits

Noninterest bearing deposits were strong at $27.6 million at September 30, 2009 up from $23.2 million at the end of last year. Money market accounts grew from $51.0 million at December 31, 2008 to $62.2 million at September 30, 2009. Now accounts and savings accounts aggregated $12.0 million at September 30, 2009 compared to December 31, 2008 balances of $10.4 million. As of September 30, 2009, brokered deposits, which include brokered certificates of deposit and brokered money market deposits, amounted to $104.9 million compared to $145.3 million at December 31, 2008. Customer repos were $23.0 million at September 30, 2009 compared $20.9 million at December 31, 2008.

Stockholders' Equity

Total stockholders' equity was $66.5 million as of September 30, 2009. Our Tier 1 Risk Based Capital Ratios were 14.89% and 14.29% for Southern National Bancorp of Virginia, Inc. and Sonabank, respectively.

Southern National Bancorp of Virginia, Inc. is the holding company for Sonabank which operates nine banking offices in McLean, Reston, Fairfax, Leesburg (2), Warrenton (2), Charlottesville, and Clifton Forge, Virginia.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Southern National Bancorp's Annual Report on Form 10-K for the year ended December 31, 2008 and subsequent filings by Southern National Bancorp with the Securities and Exchange Commission. You should consider such factors and not place undue reliance on such forward-looking statements. Forward-looking statements speak only as of the date they are made. No obligation is undertaken by Southern National Bancorp to update such forward-looking statements to reflect events or circumstances occurring after such statements, unless otherwise required by law.

             Southern National Bancorp of Virginia, Inc.
                           McLean, Virginia
 ---------------------------------------------------------------------

                 Condensed Consolidated Balance Sheets
                              (Unaudited)
 ---------------------------------------------------------------------
 (in thousands)
                                                Sept. 30,     Dec. 31,
                                                   2009         2008
                                                ---------    ---------
 Assets
 Cash and cash equivalents                       $ 17,056     $ 14,762
 Investment securities-available for
  sale                                              5,133       15,633
 Investment securities-held to
  maturity                                         51,824       59,326
 Stock in Federal Reserve Bank and
  Federal Home Loan Bank                            4,427        4,041
 Loans receivable, net of unearned
  income                                          346,232      302,266
 Allowance for loan losses                         (4,871)      (4,218)
                                                ---------    ---------
    Net loans                                     341,361      298,048
 Intangible assets                                 11,552       11,854
 Bank premises and equipment, net                   3,328        3,598
 Bank-owned life insurance                         13,867       13,435
 Other assets                                      13,570       11,227
                                                ---------    ---------
    Total assets                                $ 462,118    $ 431,924
                                                =========    =========

 Liabilities and stockholders' equity
 Noninterest-bearing deposits                    $ 27,592     $ 23,219
 Interest-bearing deposits                        313,096      286,241
 Securities sold under agreements to
  repurchase and other short-term
  borrowings                                       23,001       20,890
 Federal Home Loan Bank advances                   30,000       30,000
 Other liabilities                                  1,986        2,798
                                                ---------    ---------
    Total liabilities                             395,675      363,148
 Stockholders' equity                              66,443       68,776
                                                ---------    ---------
    Total liabilities and
     stockholders' equity                       $ 462,118    $ 431,924
                                                =========    =========

 ---------------------------------------------------------------------

             Condensed Consolidated Statements of Income
                              (Unaudited)
 ---------------------------------------------------------------------
 (in thousands)

                              For the Quarters     For the Nine Months
                                  Ended                  Ended
                               September 30,         September 30,
                               2009       2008       2009       2008
                             --------   --------   --------   --------

 Interest and dividend
  income                     $  5,778   $  6,039   $ 16,775   $ 18,315
 Interest expense               1,827      2,989      6,288      9,114
                             --------   --------   --------   --------
    Net interest income         3,951      3,050     10,487      9,201
 Provision for loan
  losses                        1,178        500      2,203      1,207
                             --------   --------   --------   --------
    Net interest income
     after provision for
     loan losses                2,773      2,550      8,284      7,994
                             --------   --------   --------   --------
 Account maintenance and
  deposit service fees            171        133        441        367
 Income from bank-owned
  life insurance                  144        148        432        438
 Gain on sale of loans            155        107        155        107
 Net gain (loss) on
  other assets                    479         39        596       (136)
 Net impairment losses
  recognized in earnings       (1,022)    (1,345)    (1,885)    (1,469)
 Gain on sale of
  securities                      148        111        371        111
 Other                             24         31         81         73
                             --------   --------   --------   --------
    Noninterest income
     (loss)                        99       (776)       191       (509)
                             --------   --------   --------   --------
 Salaries and benefits          1,098      1,045      3,097      2,963
 Occupancy expenses               515        507      1,535      1,475
 FDIC assessments                 151         54        448        153
 FDIC special assessment           --         --        190         --
 Other                            850        694      2,251      2,142
                             --------   --------   --------   --------
    Noninterest expense         2,614      2,300      7,521      6,733
                             --------   --------   --------   --------
    Income (loss) before
     income taxes                 258       (526)       954        752
 Income tax expense
  (benefit)                        44        231        191        558
                             --------   --------   --------   --------
    Net income (loss)        $    214   $   (757)  $    763   $    194
                             ========   ========   ========   ========

                        Financial Highlights
                              (Unaudited)
 ---------------------------------------------------------------------
 (Dollars in thousands except per share data)

                              For the Quarters    For the Nine Months
                                   Ended                 Ended
                                 September 30,        September 30,
                               2009       2008       2009       2008
                            ---------  ---------  ---------  ---------

 Per Share Data:
 Earnings  per share -
  Basic                     $    0.03  $   (0.11) $    0.11  $    0.03
 Earnings  per share -
  Diluted                   $    0.03  $   (0.11) $    0.11  $    0.03
 Book value per share                             $    9.77  $    9.95
 Tangible book value per
  share                                           $    8.07  $    8.18
 Weighted average shares
  outstanding - Basic       6,798,547  6,798,547  6,798,547  6,798,547
 Weighted average shares
  outstanding - Diluted     6,800,126  6,798,547  6,798,547  6,798,547
 Shares outstanding at
  end of period                                   6,798,547  6,798,547

 Selected Performance Ratios
  and Other Data:
 Return on average assets       0.19%     -0.71%      0.23%      0.06%
 Return on average equity       1.25%     -4.37%      1.48%      0.37%
 Yield on earning assets        5.69%      6.17%      5.62%      6.61%
 Cost of funds                  2.08%      3.54%      2.45%      3.85%
 Cost of funds including
  non-interest bearing
  deposits                      1.96%      3.35%      2.30%      3.63%
 Net interest margin            3.89%      3.12%      3.51%      3.32%
 Efficiency ratio (1)          60.93%     68.41%     65.74%     66.80%
 Net charge-offs
  (recoveries) to average
  loans                         0.26%      0.13%      0.48%      0.20%
 Amortization of
  intangibles              $      182  $     182  $     545  $     545

 ---------------------------------------------------------------------

                                                         As of
                                                  Sept. 30,   Dec. 31,
                                                    2009        2008
                                                 ---------------------

 Nonaccrual loans                                $   2,913   $   1,078
 Loans past due 90 days and accruing
  interest                                              --         135
 Other real estate owned                             3,744       3,434
                                                 ---------   ---------
 Total nonperforming assets                      $   6,657   $   4,647
 Allowance for loan losses to total loans            1.41%       1.40%
 Nonperforming assets to total assets                1.44%       1.08%
 Nonperforming assets  to total loans                1.92%       1.54%
 Stockholders' equity to total assets               14.38%      15.92%
 Tier 1 risk-based capital ratio                    14.89%      17.46%
 Intangible assets:
    Goodwill                                     $   8,713   $   8,713
    Core deposit intangible                          2,839       3,141
       Total                                     $  11,552   $  11,854

 (1) Excludes gains and write-downs on OREO, gains on sale of loans, gains/losses on sale of securities and impairment losses
     recognized in earnings.

CONTACT:  Southern National Bancorp
          R. Roderick Porter, President
          202-464-1130 ext. 2406
          Fax: 202-464-1134
          www.sonabank.com